Exhibit 35.1
ALLY FINANCIAL INC.
200 Renaissance Center
Detroit, Michigan 48265

As of December 31, 2012

Wells Fargo Bank, National Association	BNY Mellon Trust of Delaware
As Indenture Trustee	As Owner Trustee
Attn: Marianna C. Stershic	Attn: Robert Castle / Kristine Gullo
Sixth Street and Marquette Avenue	100 White Clay Center, Suite 102
MAC N9311-161	Newark, DE 19711
Minneapolis, MN 55479

Copy To:

The Bank of New York Mellon Trust Company, N.A.	Ally Auto Assets LLC
Attn: Robert Castle	Ally Financial Inc.
2 North LaSalle Street, Suite 1020	200 Renaissance Center
Chicago, IL 60602	12th Floor, MC 482-B12-C24
Detroit, MI

Re:	Ally Auto Receivables Trust 2010-4 (the “Issuer”)
Annual Statement as to Compliance

Ladies and Gentlemen:

Reference is made to Section 4.01 of the Trust Sale and Servicing Agreement (the “Trust Sale and Servicing Agreement”) dated as of November 12, 2010 among Ally Financial Inc., as Servicer and Custodian (the “Servicer”), Ally Auto Assets LLC, as Depositor, and Ally Auto Receivables Trust 2010-4, as Issuing Entity.

The undersigned does hereby certify that:

a.
A review of the activities of the Servicer during the period of January 1, 2012 through December 31, 2012, and of its performance under the Pooling and Servicing Agreement and the Trust Sale and Servicing Agreement has been under his supervision, and

b.
To the best of his knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement and the Trust Sale and Servicing Agreement throughout such period.

Very truly yours,

/s/ David J. DeBrunner
David J. DeBrunner
Vice President, Controller and Chief Accounting Officer
Ally Financial Inc.